Exhibit 99.1
SPECIFIED TRANSACTION OF MICHAEL A. BRYSON, CHIEF FINANCIAL OFFICER

Acquisitions/Dispositions of Equity Securities

Name and Title of Director/Executive Officer	Date of Transaction	Title and Number of Securities Involved in transaction	Per Share Acquisition/ Disposition Price	Aggregate Value of Transaction	Description of Nature of Transaction
Michael A. Bryson, Chief Financial Officer	8/15/02	3,000 Shares of Common Stock	$27.83	$83,490	Sold shares in open market transaction